Exhibit 23.1

                          INDEPENDENT AUDITOR'S CONSENT

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 pertaining to 1,295,000 shares of common stock and to the incorporation by reference therein of our report dated March 4, 2004 with respect to the financial statements of Double Eagle Petroleum Co. for the year ended December 31, 2003 and the four months ended December 31, 2002, as included in its Annual Report on Form 10-KSB for the year ended December 31, 2003, which is incorporated by reference in the Form S-3 and filed with the Securities and Exchange Commission.

/s/ HEIN & Associates LLP
-------------------------
HEIN & ASSOCIATES LLP


June 30, 2004